ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT
Federated American Leaders Fund, Inc.
         THIS ASSIGNMENT is entered into as of January 1, 2004
by and between FEDERATED INVESTMENT MANAGEMENT COMPANY,
a Delaware statutory trust ("FIMC"), and FEDERATED
EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust
("FEMCOPA").
         WHEREAS, FIMC, then known as Federated Advisors,
entered into an Investment Advisory Contract dated as of August 1,
1989 and an amendment thereto dated as of June 1, 2001 (collectively, the "Contract") with Federated American Leaders Fund, Inc. (the "Fund"), formerly known as American
Leaders Fund, Inc.;
         WHEREAS, FIMC desires to assign its rights,
duties and responsibilities under the Contract to
FEMCOPA, and FEMCOPA desires to accept such assignment
from FIMC; and  WHEREAS, the Board of Directors of the
Fund has approved the assignment of the Contract from
FIMC to FEMCOPA;
         KNOW ALL MEN BY THESE PRESENTS THAT:
         In consideration of the sum of One Dollar
($1.00) and other good and valuable consideration,
receipt of which is hereby acknowledged, FIMC does
hereby assign all of its rights, duties and
responsibilities under the Contract described above
to FEMCOPA, and FEMCOPA does hereby accept
such assignment.
         IN WITNESS WHEREOF, the parties hereto
have caused this Assignment to be executed by their
authorized representatives as of the date first
hereinabove set forth.
FEDERATED INVESTMENT		FEDERATED EQUITY MANAGEMENT
MANAGEMENT COMPANY		COMPANY OF PENNSYLVANIA

By:  /s/ G. Andrew Bonnewell		By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell		Name:  Keith M. Schappert
Title:    Vice President		Title:    President